Exhibit 4.4
TENTH AMENDMENT
TO CREDIT AGREEMENT
     This Tenth Amendment to Credit Agreement (“Amendment”), is entered into as of May 21, 2009, by and between Bank of America, N.A. (successor to LaSalle Bank National Association) (the “Lender”) and Telvent Traffic North America Inc., a corporation organized and existing under the laws of the State of Texas (the “Borrower”).
WITNESSETH:
     WHEREAS, the Borrower and the Lender have entered into a Credit Agreement, dated as of May 31, 2006 (as amended, extended, modified or supplemented from time to time, the “Credit Agreement”);
     WHEREAS, on September 15th, 2008, Telvent Export, S.L., a company organized and existing under the laws of Spain and Subsidiary of the Guarantor (“Export”) acquired DTN Holding Company, Inc., a company organized and existing under the laws of Delaware (“DTN”) (the “Acquisition”);
     WHEREAS, in the light of the Acquisition, the Borrower, the Guarantor and the Lender desire to amend certain provisions of the Credit Agreement as set forth under the terms and conditions stated herein;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Definitions. Capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the Credit Agreement, as amended hereby.
2. Amendment.
     (a) Section 1.01 of the Credit Agreement is hereby amended to delete the reference to the definition of “Termination Date” contained therein and to replace said reference as follows:
     “’Termination Date’ means April 30, 2010.”
     (b) Section 1.01 of the Credit Agreement is hereby amended to include the reference to the following definition:
     “’DTN’ shall mean DTN Holding Company, Inc., a company organized and existing under the laws of Delaware, and all its Subsidiaries.”
     (c) Article II of the Credit Agreement is hereby amended to include the following sections:

     “2.12 Fee on Commitment
          In the event that the Credit Agreement has not been terminated on or before October 31, 2009, the Borrower shall pay to the Lender a fee equal to one half of one percent (.5%) of the Commitment, which shall be due and payable by the Borrower to the Lender on October 31, 2009.”
     “2.13 Unused Commitment Fee
          The Borrower shall pay to the Lender a commitment fee equal to one half of one percent (.5%) multiplied by the difference between the average daily amount by which the Commitment exceeds the Loans outstanding, which commitment fee shall be payable quarterly in arrears”.
     (d) Section 6.07 (a) and (b) of the Credit Agreement is hereby deleted and replaced as follows:
     “6.07 Reports and Rights of Inspection. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Borrower or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Lender pursuant to this Section 6.07 and concurred with by the independent public accountants referred to in Section 6.07(b) hereof), and will furnish to the Lender:
          (a) Quarterly Statements. As soon as available and in any event within 60 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:
     (1) consolidated balance sheets of (i) the Parent and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended and, of (ii) the Parent and its Subsidiaries excluding DTN, as of the close of the quarterly fiscal period ending June 30, 2009, setting forth, in comparative form the consolidated figures for the fiscal year then most recently ended (on a proforma basis as needed), and
     (2) consolidated statements of earnings of (i) the Parent and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth, commencing with the quarterly fiscal period of the Guarantor ended December 31, 2005, in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and of (ii) the Parent and its Subsidiaries excluding DTN for the quarterly fiscal period of the Guarantor ending June 30, 2009, in comparative form (on a proforma basis as needed) the consolidated figures for the corresponding periods of the preceding fiscal year, and

     (3) consolidated statements of cash flow of (i) the Parent and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth, commencing with the quarterly fiscal period of the Parent ended December 31, 2005, in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, and of (ii) the Parent and its Subsidiaries excluding DTN, for the portion of the fiscal year ending with the quarterly fiscal period of the Parent ending December 31, 2008, setting forth, commencing with the quarterly fiscal period of the Parent ending June 30, 2009, in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Parent;
               (b) Annual Statements of the Parent and its Subsidiaries. As soon as available and in any event within 120 days after the close of each fiscal year of the Parent, copies of:
     (1) consolidated balance sheets of (i) the Parent and its Subsidiaries as of the close of such fiscal year, and of (ii) the Parent and its Subsidiaries excluding DTN, as of the close of the fiscal year of the Parent ended December 31, 2008, and
     (2) consolidated statements of earnings and changes in stockholders’ equity and the consolidated statement of cash flow of (i) the Parent and its Subsidiaries for such fiscal year, in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and of (ii) the Parent and its Subsidiaries excluding DTN for the fiscal year of the Parent ended December 31, 2008 (on a proforma basis as needed) the consolidated figures for the corresponding periods of the preceding fiscal year, in the cases setting forth, commencing with the financial statements for the fiscal year of the Parent ended December 31, 2005 in comparative form (on a proforma basis as needed) the consolidated figures for the preceding fiscal year; all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Parent to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flow for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances, provided that such consolidating statements may be furnished covering each Subsidiary or groups of Subsidiaries in accordance with the practice of the Parent at the time of preparation of such consolidating statements for any such fiscal year; however, regarding the financial reports of the Parent and its Subsidiaries excluding DTN, commencing with the financial statements for the fiscal year of the Parent ended December 31, 2008, the same will be provided by the Borrower, together with a compliance report issued by a firm of independent public accountants of recognized national standing selected by the Parent to the effect that the calculations used by the Borrower in the preparation of said financial reports have been audited,”
     (e) Article VII of the Credit Agreement is hereby amended to include the following new section 7.08 and to delete the word “Reserved” contained therein:
     “7.08 Most Favored Lender Status.
     The Borrower shall not, and shall not permit any Subsidiary, to enter into, assume or otherwise be bound or obligated under any agreement creating or evidencing Indebtedness in excess of $1,000,000 containing one or more Additional Financial Covenants or Additional Defaults, without the prior written consent of the Lender; provided that if the Borrower or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under any such agreement without the prior written consent of the Lender, the terms of this Agreement shall, without any further action on the part of the Borrower or the Lender, be deemed to be amended automatically to include each Additional Financial Covenant and each Additional Default contained in such agreement, but only for so long as such Additional Financial Covenants and Additional Defaults remain in effect with respect to such other agreement. The Borrower shall promptly execute and deliver at its expense (including Attorney Costs) an amendment to this Agreement in form and substance satisfactory to the Lender evidencing the amendment of this Agreement to include such Additional Financial Covenants and Additional Defaults; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 7.08. Nothing contained herein shall be construed to modify any waiver or consent otherwise received of the Borrower in connection with the incurrence of Indebtedness, the granting of the security therefor or any other term, condition or covenant contained in this Agreement.”
     In consequence, Section 1.01 of the Credit Agreement is hereby amended to include the reference to the following definitions:
     “’Additional Default’ shall mean any provision contained in any document or instrument creating or evidencing Indebtedness of the Borrower or any Subsidiary in excess of $1,000,000 that permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Borrower or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and that either (i) is similar to Defaults and Events of Default hereunder (or the related definitions in this Section 1.01), but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter period or is more beneficial) or (ii) is different from the subject matter of the Defaults and Events of Default hereunder (or the related definitions in this Section 1.01).”
     “’Additional Financial Covenant’ means any financial covenant applicable to the Parent (regardless of whether such provision is labeled or otherwise characterized as a financial covenant) contained in any document or instrument creating or evidencing Indebtedness of the Borrower or any Subsidiary in excess of $1,000,000, the subject matter of which either (i) is similar to that of the covenants in Sections 8.01 and 8.02 (or the related definitions in this Section 1.01), but contains one or more percentages, amounts or formulas that is more restrictive, or more favorable to the Persons entitled to the benefits thereof, than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Financial Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is a financial covenant that is different from the subject matter of the covenants in Sections Sections 8.01 and 8.02”.
     (f) Article 8 of the Credit Agreement is hereby deleted and replaced as follows:
“ARTICLE VIII
FINANCIAL COVENANTS
     So long as the Lender shall have any Commitment to make Loans hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Lender shall waive compliance in writing:
          8.01 Leverage. As of the end of each Computation Period, the Parent’s (in each case excluding DTN) ratio (expressed as a percentage) of consolidated Net Debt to consolidated EBITDA shall not exceed 2.75 to 1.0.
          8.02 Interest Coverage. As of the end of each Computation Period in respect of the Parent (in each case excluding DTN), the quotient of consolidated EBITDA to consolidated interest expense computed under GAAP in respect of such period shall equal at least 3.5 to 1.0.”
3. Conditions Precedent. This Amendment shall not become effective until:
     (a) This Amendment shall have been executed and delivered by the Borrower and the Lender;
     (b) Certificate. A certificate signed by a Responsible Officer, dated as of the time of execution and delivery of this Amendment, stating that:
          (1) the representations and warranties contained in Article V of the Credit Agreement are true and correct on and as of such date, as though made on and as of such date;
          (2) no Default or Event of Default exists or would result from the execution, delivery and performance of this Amendment; and
          (3) no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

     (c) Such other approvals, opinions, documents, financial statements or materials as the Lender may reasonably request.
     (d) An executed Amendment and Affirmation of Guaranty substantially in the form of Annex 1 to this Amendment (the “Affirmation”);
     (e) Abengoa S.A., a company organized and existing under the laws of Spain, shall execute and deliver a guaranty to the Lender in form and substance satisfactory to the Lender, unconditionally guarantying the full and punctual payment and performance when due of all the Obligations of the Borrower under the Credit Agreement;
     (f) Resolutions; Incumbency.
               (1) Copies of the resolutions, powers of attorney or other analogous action of the board of directors, members or other governing body of the Guarantor and of Abengoa S.A. authorizing the transactions contemplated hereby, certified as of the date hereof by the Secretary, Assistant Secretary or other analogous official of the Guarantor and of Abengoa, S.A., respectively; and
               (2) A certificate of the Secretary, Assistant Secretary or other analogous official of the Guarantor and of Abengoa S.A., certifying the names and true signatures of the officers or other persons of the Guarantor and of Abengoa, S.A., respectively, authorized to execute, deliver and perform, the Affirmation and the new guaranty to be granted by Abengoa, S.A.
     (f) Amendment and waiver Fee. The Borrower shall pay the Lender an Amendment and waiver fee equal to one half of one percent (.5%) of the Commitment.
4. Representations and Warranties. The Borrower represents and warrants to the Lender (which representations and warranties shall become part of the representations and warranties made by the Borrower under the Credit Agreement) that:
     (a) The execution, delivery and performance of this Amendment has been duly authorized by all necessary company action and will not require any consent or approval of its shareholders, violate in any material respect any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected;
     (b) No consent, approval or authorization of or declaration or filing with any governmental authority or any non-governmental person or entity, including without limitation, any creditor or partner of the Borrower is required on the part of the Borrower in connection with the execution, delivery and performance of this Amendment or the transactions contemplated hereby and the execution, delivery and performance of this Amendment will not violate the terms of any contract or agreement to which the Borrower is a party;

     (c) The Credit Agreement, as amended pursuant to this Amendment, is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with the terms thereof;
     (d) After giving effect to the Amendment contained herein and effective pursuant hereto, the representations and warranties contained in Article V of the Credit Agreement (other than those made solely in reference to an express date) are true and correct on and as of the Effective Date hereof in the same force and effect as if made on and as of such Effective Date; and
     (e) After giving effect to this Amendment no Event of Default has occurred or exists under the Credit Agreement as of the date hereof.
5. Expenses. The Borrower agrees to pay and save the Lender harmless from liability for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees and expenses of Baker & McKenzie LLP, counsel to the Lender, in connection with the preparation and review of this Amendment and any related documents.
6. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois.
7. Miscellaneous. This Amendment may be executed in one or more counterparts, each of which together shall constitute the same agreement. One or more counterparts of this Amendment may be delivered by facsimile, with the intention that such delivery shall have the same effect as delivery of an original counterpart thereof. The Borrower hereby ratifies and affirms all of its obligations and the terms of the Credit Agreement and all amendments and modifications thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BANK OF AMERICA, N.A.

By:	/s/ William S. Rowe

Its:	Senior Vice President

TELVENT TRAFFIC NORTH AMERICA INC.

By:	/s/ Manuel Fernández Maza	By:	/s/ Jose M. Flores

Its:	Director	Its:	Senior Vice President

ANNEX 1
AMENDMENT AND AFFIRMATION
OF GUARANTY
     Telvent GIT, S.A., a company organized under the laws of the Kingdom of Spain (the “Guarantor”) and Bank of America, N.A. (successor to LaSalle Bank National Association) (the “Lender”) hereby amend Guaranty, dated as of May 31, 2006, entered into by the Guarantor in favor of the Lender (the “Guaranty”); Furthermore, Guarantor acknowledges, agrees and affirms the following for the benefit of the Lender in its capacity as the Lender under the Credit Agreement (the “Credit Agreement”), dated May 31, 2006, by and between the Lender and Telvent Traffic North America Inc., a corporation organized and existing under the laws of the State of Texas (the “Borrower”).
     Capitalized terms appearing herein but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.
     WHEREAS, pursuant to the Guaranty, dated as of May 31, 2006, entered into by the Guarantor in favor of the Lender (the “Guaranty”), the Guarantor unconditionally guarantees the “Guaranteed Obligations” as defined therein, which include, among other things, certain obligations of the Borrower arising under or described in the Credit Agreement;
     WHEREAS, the Guarantor is familiar with the terms and conditions contained in the Credit Agreement;
     WHEREAS, the Guarantor and the Lender wish to amend some of the terms of the Guaranty;
     WHEREAS, pursuant to that certain Tenth Amendment to Credit Agreement (the “Amendment”) the Lender has agreed to amend, extend, modify and supplemented certain clauses of the Credit Agreement, from which actions the undersigned derives a financial benefit and accordingly the Guarantor desires to reaffirm its obligations under the Guaranty, as amended, after giving effect to the Amendment;
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor and the Bank agree as follows:
     1. Amendment Section 9 of the Guaranty is hereby amended to include certain covenants of Guarantor. Therefore, Section 9 of the Guaranty is hereby to delete its content and to replace said content as follows:

          “9. COVENANTS OF GUARANTOR.
          (a) Guarantor covenants and agrees that so long as this Guaranty is effective, it will punctually perform the negative covenants applicable to it contained in Section 7.01 of the Credit Agreement, the financial covenants applicable to it contained in Sections 8.01 and 8.02 of the Credit Agreement and the financial reporting covenants applicable to it contained in Section 6.07 (a) and (b) of the Credit Agreement, all of which covenants are hereby incorporated by this reference, mutatis mutandis.
          (b) Guarantor covenants that so long as this Guaranty is effective, it will not, and will not permit any of its Subsidiaries to, make payments to or investments in DTN.
     2. Reaffirmation After giving effect to the Amendment contemplated thereby, all of the Guaranteed Obligations under and within the meaning of the Guaranty are hereby unconditionally ratified and affirmed and remain in full force and effect, enforceable against the undersigned in accordance with their terms.
     3. Miscellaneous This Amendment and Affirmation shall be governed by and construed in accordance with the internal laws of the State of Illinois. Signatures to this Affirmation may be delivered in counterparts, with the intention that all such counterparts, when taken together, shall constitute one and the same instrument. One or more executed counterparts of this Affirmation may be delivered by facsimile or by e-mail, with the intention that such delivery shall have the same effect as delivery of an original counterpart thereof.
     Executed as of May 21, 2009

TELVENT GIT, S.A.

By:	/s/ Manuel Fernández Maza	By:	/s/ Jose M. Flores

Its:	Attorney in Fact	Its:	Attorney in Fact

BANK OF AMERICA, N.A.

By:	/s/ William S. Rowe

Its:	Senior Vice President